Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
RCN CORPORATION

RCN Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby amends and restates, under the provisions and subject to the requirements of the laws of the State of Delaware, including the General Corporation Law of the State of Delaware (the “DGCL”), the text of its current certificate of incorporation in its entirety to provide as follows:
FIRST: The name of the corporation (hereinafter called the “Corporation”) is RCN Corporation.
SECOND: The Corporation filed, with the Secretary of State of the State of Delaware, its original Certificate of Incorporation on February 19, 1997.
THIRD: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.
FOURTH: The nature of the business or purposes to be conducted by and promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
FIFTH: Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) four hundred thousand (400,000) shares of Common Stock with a par value of $.01 per share (“Common Stock”), and (ii) three hundred and fifty thousand (350,000) shares of Preferred Stock with a par value of $.01 per share (“Preferred Stock”). The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation. Effective as of the date of filing of this Amended and Restated Certificate of Incorporation (the “Effective Time”), every one thousand (1,000) shares of Common Stock issued and outstanding as of the Effective Time shall be, and hereby are, combined, converted and exchanged into one (1) issued and outstanding share of Common Stock, each with a par value of $0.01 per share, automatically and without any action by any holder thereof and whether or not the certificates representing such shares are surrendered to the Corporation. Each certificate which immediately prior to the Effective Time represented one or more shares of Common Stock shall thereafter, automatically and without any action by any holder thereof, represent the number of whole shares of Common Stock determined by dividing the number of shares represented by such certificate immediately prior to the Effective Time by one thousand (1,000) and rounding such number up or down to the next whole share. The Corporation shall be authorized to issue or deliver any whole shares of Common Stock in connection with the foregoing combination. Upon surrender by a holder of Common Stock of a certificate or certificates for Common Stock duly endorsed, at the office of the Corporation or its agent for such purpose, the Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Common Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.

A. COMMON STOCK.
1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock.
2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.
4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.
B. PREFERRED STOCK.
1. Authorized Number. The authorized number of shares constituting the Preferred Stock may be increased or decreased by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then-currently-outstanding shares of Preferred Stock, plus shares issuable upon the exercise of any then outstanding rights to acquire shares of Preferred Stock.
2. Dividends. (a) The holders of shares of Preferred Stock, in preference to the holders of all Junior Securities, shall be entitled to receive dividends out of funds legally available for the purpose as provided in this Section 2. Dividends will be payable on the Preferred Stock only (i) if, as and when declared by the Board of Directors, (ii) upon a Liquidation Event as provided in Section 3 below, or (iii) in kind upon conversion pursuant to Section 5 of this Article FIFTH. Dividends on each share of Preferred Stock are cumulative, shall be payable in cash and shall accrue from day to day at the Dividend Rate on the sum of (i) the Purchase Price and (ii) all accumulated and unpaid dividends accrued thereon on a daily basis pursuant to this Section 2(a) from the date of issuance thereof (the “Preferred Dividends”). The sum of the Purchase Price and the Preferred Dividends is referred to herein as the “Preference Amount”. Such dividends will be calculated and compounded quarterly in arrears on the last day of March, June, September and December of each year in respect of the prior three month period, prorated on a daily basis for partial periods. Such dividends shall commence to accrue on each share of Preferred Stock from the date of issuance thereof whether or not declared by the Board of Directors, and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and shall continue to accrue thereon until the Preference Amount is paid in full.
(b) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Preferred Stock, such payment shall be distributed ratably among the holders of Preferred Stock based upon the aggregate accrued but unpaid dividends on the Preferred Stock held by each holder.
(c) Without the consent of the Majority Preferred Holders and, except as otherwise may be provided in this Amended and Restated Certificate of Incorporation, so long as any shares of Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividends or make any other distribution on or redeem, purchase or otherwise acquire for consideration, any Junior Securities unless and until all accrued dividends on the Preferred Stock have been paid in full (other than stock dividends and distributions in the nature of a stock split or the like).
(d) To the extent any dividends are declared and paid on the Common Stock (in cash or otherwise), the same will be paid on the Preferred Stock on an “as if” converted basis (as if their shares had been converted into shares of Common Stock pursuant to Section 5(a) below immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends).
3. Liquidation Preference.
(a) In the event of any (each a “Liquidation Event”) liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, each holder of shares of Preferred Stock shall be entitled, after provision for the payment of the Corporation’s debts and other liabilities, to be paid in full, before any distribution is made on any Junior Securities, an amount (the “Liquidation Amount”) equal to the greater of (i) ten (10) times the Preference Amount applicable to such holder’s shares of Preferred Stock or (ii) the amount such holder of shares of Preferred Stock would have received had such holder converted all shares of Preferred Stock held by such holder into Common Stock (including in respect of accrued but unpaid Preferred Dividends) immediately prior to the Liquidation Event. Notwithstanding the foregoing, a Sale of the Corporation (except in the case of a Qualified Public Offering) shall be deemed a Liquidation Event for the purposes of this Section 3(a) if the Majority Preferred Holders shall so elect in writing. The Corporation shall, not later than 20 days prior to the earlier of the record date for the taking of a vote of stockholders with respect to any Liquidation Event, or the date set for the consummation of a Liquidation Event, provide to the Majority Preferred Holders such information concerning the terms of the Liquidation Event, and the value of the assets of the Corporation as may be reasonably requested by such holders. If, upon a Liquidation Event, the net assets of the Corporation distributable among the holders of all outstanding Preferred Stock shall be insufficient to permit the payment of the Liquidation Amount in full, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation’s debts and other liabilities shall be distributed among the holders of the Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled on account of their Preferred Stock. Upon any such Liquidation Event, after the holders of Preferred Stock shall have been paid in full the Liquidation Amount, the remaining net assets of the Corporation shall be distributed to the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to Section 5 of this Article FIFTH immediately prior to such Liquidation Event. The Liquidation Amount shall be paid (x) in the case of a liquidation, winding up or dissolution, in cash on the date fixed for the liquidation, winding up or dissolution, and (y) in the case of a Sale of the Corporation, upon the consummation of such transaction, at the election of the Majority Preferred Holders, either in cash or the consideration paid by the acquirer in such Sale of the Corporation transaction. The Liquidation Amount will rank senior to any payments or distributions made upon a Liquidation Event or Sale of the Corporation to holders of Junior Securities.
(b) Reorganization. Any reorganization (“Reorganization”) of the Corporation required by any court or administrative body in order to comply with any provision of law shall be deemed to be an involuntary liquidation, dissolution or winding up of the Corporation unless the preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the holders of Preferred Stock are not adversely affected by such Reorganization.
4. Voting Rights of Preferred Stock. Except as otherwise required by law or as provided herein, the shares of Preferred Stock shall vote, in person or by proxy, together with the shares of the Corporation’s Common Stock, voting together as a single class with the Corporation’s Common Stock (and with other shares entitled to vote thereon, if any), at any annual or special meeting of stockholders of the Corporation, or may act by written consent in the same manner as the Corporation’s Common Stock, upon the following basis: each holder of shares of Preferred Stock shall be entitled to such number of votes with respect to the shares of Preferred Stock held by such holder on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the number of whole shares of the Corporation’s Common Stock into which such holder’s shares of Preferred Stock are convertible (in accordance with the terms of Section 5 of this Article FIFTH), immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.
5. Conversion Rights.
(a) Conversion Procedure.
(i) At any time and from time to time, any holder of shares of Preferred Stock shall have the right, at its option, to convert all or any portion of such shares of Preferred Stock (including any fraction of a share) held by such holder into a number of shares of fully paid and nonassessable Common Stock computed by multiplying such number of shares of Preferred Stock by a number equal to (A) the Purchase Price divided by (B) the Conversion Price in effect on the Conversion Date. In addition, upon conversion, the Corporation shall pay all accrued and unpaid Preferred Dividends on such converted shares in kind by issuing to the holder thereof such number of additional shares of Common Stock as shall equal the quotient of the accrued and unpaid Preferred Dividends with respect to the converted shares and the Conversion Price then in effect.

(ii) Each conversion of Preferred Stock shall be deemed to have been effected as of the close of business on the effective date of such conversion specified in a written notice (the “Conversion Date”); provided, however, that the Conversion Date shall not be a date earlier than the date such notice is so given, and if such notice does not specify a conversion date, the Conversion Date shall be deemed to be the date such notice is given to the Corporation. On the Conversion Date, the rights of the holder of such Preferred Stock as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.
(iii) As soon as practicable after the Conversion Date, but in any event within ten (10) Business Days after the holder has delivered the certificates or affidavits of loss, if applicable, evidencing the shares of Preferred Stock converted into shares of Common Stock in accordance herewith, the Corporation shall deliver to the converting holder:
(x) a certificate or certificates representing, in the aggregate, the number of shares of Common Stock issued upon such conversion in the same name or names as the certificates representing the converted shares and in such denomination or denominations as the converting holder shall specify, payment of the accrued and unpaid Preferred Dividends with respect to the converted shares and a check for cash with respect to any fractional interest in a share of Common Stock as provided in clause (vii) of this Section 5(a); and
(y) a certificate representing any shares that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but that were not converted.
(iv) The issuance of certificates for shares of Common Stock upon conversion of Preferred Stock shall be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of any shares of Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock so issued upon such conversion shall be validly issued, fully paid and nonassessable.
(v) The Corporation shall not close its books against the transfer of Preferred Stock or of Common Stock issued or issuable upon conversion of Preferred Stock in any manner that interferes with the timely conversion of Preferred Stock. The Corporation shall assist and cooperate with any holder of shares of Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

(vi) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Common Stock as are issuable upon the conversion of all outstanding Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock; provided that the holders of shares of Preferred Stock vote such shares in favor of any such action that requires a vote of stockholders. All shares of Common Stock that are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).
(vii) No fractional shares of Common Stock shall be issued upon conversion of shares of the Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Board of Directors.
(b) Conversion Price. The initial conversion price shall be $1,000.00 per share, which may be adjusted from time to time hereafter in accordance with this Section 5 (as so adjusted, the “Conversion Price”).
(c) Effect on Conversion Price due to Dividend, Subdivision, Combination or Reclassification of Common Stock. In the event that the Corporation shall at any time or from time to time, prior to conversion of shares of Preferred Stock (i) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Capital Securities of the Corporation, (ii) subdivide the outstanding shares of Common Stock into a larger number of shares, (iii) combine the outstanding shares of Common Stock into a smaller number of shares or (iv) issue any shares of its Capital Securities in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 5), then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 5(c) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.
(d) Certain Distributions. In case the Corporation shall at any time or from time to time, prior to conversion of shares of Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding dividends in which holders of shares of Preferred Stock participate, in the manner provided in Section 2 of this Article FIFTH, and dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 5) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction (i) the numerator of which shall be the Current Market Price of one share of Common Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (ii) the denominator of which shall be the Current Market Price of one share of Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); provided, however, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Preferred Stock into Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.
(e) Effect on Conversion Price of Certain Events. If an event not specified in this Section 5 occurs that has a substantially similar economic effect on the Preferred Stock as those specifically enumerated, then this Section 5 shall be construed liberally, mutatis mutandis, in order to give the Preferred Stock the intended benefit of the protections provided under this Section 5. In such event, the Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Preferred Stock (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Preferred Stock); provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Common Stock issuable upon conversion of each share of Preferred Stock.

(f) Reorganization, Reclassification. In case of any merger or consolidation of the Corporation (other than a Sale of the Corporation) or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a “Transaction”), the Corporation shall execute and deliver to each holder of shares of Preferred Stock at least ten (10) Business Days prior to effecting such Transaction a certificate, signed by the President of the Corporation, stating that the holder of each share of Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Preferred Stock, a security identical to (and not less favorable than) the Preferred Stock, and provision shall be made therefor in the agreement, if any, relating to such Transaction. Any certificate delivered pursuant to this Section 5(f) shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The provisions of this Section 5(f) and any equivalent thereof in any such certificate similarly shall apply to successive transactions.
(g) Notices.
(i) Upon any adjustment in the Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) days) following any of the foregoing transactions deliver to each registered holder of shares of Preferred Stock a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Price then in effect following such adjustment.
(ii) The Corporation shall give written notice to all holders of Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any dissolution or liquidation.
6. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Amended and Restated Certificate of Incorporation.
7. Rank. The Preferred Stock shall rank senior in right as to dividends and upon liquidation, dissolution or winding up to all Junior Securities, whenever issued.
8. Identical Rights. Except as otherwise provided herein, each share of Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of Preferred Stock.
9. Certificates. So long as any shares of Preferred Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each shareholder who so requests, a full statement of the designation and relative rights, preferences and limitations of each class of stock that the Corporation is authorized to issue.

10. Amendments. Any provision of these terms of the Preferred Stock may be amended, modified or waived if and only if the Majority Preferred Holders have consented in writing or by an affirmative vote to such amendment, modification or waiver of any such provision of this Amended and Restated Certificate of Incorporation.
11. Definitions.
“Board of Directors” shall mean the Board of Directors of the Corporation.
“Business Day” means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.
“Capital Securities” shall mean, as to any Person that is a corporation, the authorized shares of such Person’s capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.
“Common Stock” shall mean the Corporation’s Common Stock, $.01 par value.
“Conversion Date” shall have the meaning set forth in Section 5(a)(ii) of this Article FIFTH.
“Conversion Price” shall have the meaning set forth in Section 5(b) of this Article FIFTH.
“Current Market Price” per share of Capital Securities of any Person means, as of the date of determination, a market price per share determined mutually by the Board of Directors and the Majority Preferred Holders or, if the Board of Directors and the Majority Preferred Holders shall fail to agree, at the Corporation’s expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the Majority Preferred Holders. Any determination of the Current Market Price by an appraiser shall be based on a valuation of the Corporation as an entirety without regard to any discount for minority interests or disparate voting rights among classes of Capital Securities.
“Dividend Rate” shall mean the rate of eight percent (8%) per annum.

“Junior Securities” shall mean any of the Corporation’s Common Stock and all other equity securities of the Corporation other than (a) the Preferred Stock and (b) Capital Securities which both (i) by their terms provide the holders thereof with rights pari passu with or senior to those of the holders of Preferred Stock and (ii) are approved for issuance in accordance with Section 4 of this Article FIFTH.
“Liquidation Amount” shall have the meaning set forth in Section 3(a) of this Article FIFTH.
“Liquidation Event” shall have the meaning set forth in Section 3(a) of this Article FIFTH.
“Majority Preferred Holders” shall mean the holders of a majority of the outstanding shares of Preferred Stock, determined on an as-converted-to-Common Stock basis.
“Person” shall mean an individual, partnership, corporation, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.
“Preference Amount” shall have the meaning set forth in Section 2(a) of this Article FIFTH.
“Preferred Dividends” shall have the meaning set forth in Section 2(a) of this Article FIFTH.
“Preferred Stock” shall have the meaning set forth in the introduction to this Amended and Restated Certificate of Incorporation.
“Purchase Price” of any share of Preferred Stock shall be $1,000.00, such price to be equitably adjusted in the event of any stock dividend, stock split, combination, recapitalization or other similar event.
“Qualified Public Offering” shall mean any sale, in an underwritten public offering registered under the Securities Act of 1933, as amended, of shares of Common Stock by the Corporation having an aggregate value of at least $100,000,000.
“Reorganization” shall have the meaning set forth in Section 3(b) of this Article FIFTH.
“Sale of the Corporation” shall mean a single transaction or a series of transactions pursuant to which the voting stockholders of the Corporation immediately prior to the transactions do not immediately thereafter (i) have the voting power to elect a majority of the Corporation’s (or resulting entity’s) board of directors or more than fifty percent (50%) of the voting power of the Corporation (whether such transaction takes the form of a merger, tender offer, consolidation or sale or other business combination or sale, transfer or issuance of the Corporation’s capital stock), provided, however, that a Qualified Public Offering that results in an acquisition of voting power shall not be a Sale of the Corporation; or (ii) own directly or indirectly (through the Corporation or another entity) all or substantially all of the Corporation’s assets determined on a consolidated basis.

“Transaction” shall have the meaning set forth in Section 5(f) of this Article FIFTH.
12. Severability of Provisions. If any right, preference or limitation of the Preferred Stock set forth in this Amended and Restated Certificate of Incorporation (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights preferences and limitations set forth in this Amended and Restated Certificate of Incorporation (as so amended) which can be given effect without implicating the invalid, unlawful or unenforceable right preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other right, preference or limitation unless so expressed herein.
13. Certain Remedies. Any registered holder of shares of Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Amended and Restated Certificate of Incorporation and to enforce specifically the terms and provisions of this Amended and Restated Certificate of Incorporation in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.
14. Headings of Subdivisions. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
15. Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.
SIXTH: To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that the foregoing clause shall not apply to any liability of a Director for acts or omissions taken in bad faith or which involve fraud or intentional misconduct. This Article shall not eliminate or limit the liability of a Director for any act or omission occurring prior to the time this Article became effective.
SEVENTH: The Corporation is to have perpetual existence.
EIGHTH: Elections of Directors need not be by written ballot unless the By-laws of the Corporation so provide.
NINTH: In furtherance and not in limitation of the powers conferred by the laws of Delaware, the Board of Directors of the Corporation is authorized and empowered to adopt, alter, amend and repeal the By-laws of the Corporation in any manner not inconsistent with the laws of Delaware.

TENTH: The Corporation shall indemnify its officers, directors, employees and agents to the extent set forth in the By-laws of the Corporation. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.
ELEVENTH: Meetings of the stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.
TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and in this Amended and Restated Certificate of Incorporation.